Exhibit 5


                       Opinion of Kilpatrick Stockton LLP

September 27, 2001

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

                   Re: Krispy Kreme Doughnuts, Inc. (the "Company") Registration Statement on Form S-3

Sir/Madam:

We have been requested to advise regarding the legality of up to 115,763 shares of common stock of the Company, no par value (together with the attached preferred stock purchase rights, the "Shares"), being sold by the selling shareholders named in the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

As to matters of fact, we have examined and relied upon originals or copies certified to our satisfaction of such corporate records, certificates of corporate officers and certificates of public officials and have conducted such investigation as in our judgment is necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we advise you that in our opinion, the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above.

                                                       Very truly yours,

                                                       KILPATRICK STOCKTON LLP

                                                       /s/ Frank Murphy, Partner